FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-217339

Sibanye Gold Limited

Incorporated in the Republic of South Africa

Registration number 2002/031431/06

Share code: SGL

ISIN - ZAE000173951

Issuer code: SGL

(“Sibanye Gold”, “Sibanye” and/or “the Group”)

Dealing in securities arising out of Rights Offer

Westonaria, 25 May 2017. In terms of the rules of the Sibanye Gold 2013 Share Plan (“Share Plan”), participants are entitled to participate in any rights issue in respect of the unvested bonus share awards granted to them in terms of the Plan. Based on the rights offer terms as announced on 18 May 2017, for every 7 existing unvested bonus shares that have been awarded to a participant, the participant will hold 9 rights to purchase new ordinary shares (the “Rights Offer Shares”) at a price of R11.28 per share (the “Rights”). Participants of the Share Plan have two options with respect to the Rights:

•                  Option 1: sell the Rights and receive the cash proceeds thereof subject to deduction of the tax liability related to the proceeds of the sale.

•                  Option 2: retain the Rights subject to payment of the relevant cash amount to cover the purchase of the rights offer shares. On conclusion of the rights offer execution period, the Rights Offer Shares will be transferred into participant’s personal broker account and will not be subject to any forfeitability conditions.

In compliance with paragraphs 3.63 to 3.74 of the Listings Requirements of JSE Limited (“the Listings Requirements”) the following information regarding off market dealing in securities of Sibanye by Mr NJ Froneman, Chief Executive Officer (elected option 2), Mr C Keyter, Chief Financial Officer (elected option 1) and Mr C Farrel, Company Secretary of Sibanye(elected option 2).

Director’s Name	: Neal Froneman
Company	: Sibanye
Date of transaction	: 24 May 2017
Nature of transaction	: Off market vesting of Rights attaching to non-vested bonus shares with the election to subscribe for Rights offer shares
Number of Rights received	: 173 371
Class of security	: Rights
Extent of interest	: Direct beneficial

Name	: Cain Farrel
Company	: Sibanye
Date of transaction	: 24 May 2017
Nature of transaction	: Off market vesting of Rights

attaching to non-vested bonus shares with the election to subscribe for Rights offer shares
Number of rights received	: 21 842
Class of security	: Rights
Extent of interest	: Direct beneficial

Director’s Name	: Charl Keyter
Company	: Sibanye
Date of transaction	: 24 May 2017
Nature of transaction	: Off market vesting of Rights attaching to non-vested bonus shares and on market sale of Rights
Number of Rights Sold	: 22 001
Price	: High — R8.00
Low — R7.10
VWAP — R7.4148
Value of transaction	: R163 133.01
Class of security	: Rights
Extent of interest	: Direct beneficial

Director’s Name	: Charl Keyter
Company	: Sibanye
Date of transaction	: 24 May 2017
Nature of transaction	: Off market vesting of Rights attaching to non-vested bonus shares and on market sale of Rights
Number of Rights Sold	: 65 196
Price	: High — R8.00
Low — R7.10
VWAP — R7.4148
Value of transaction	: R483 415.30
Class of security	: Rights
Extent of interest	: Direct beneficial

In terms of paragraph 3.66 of the Listings requirements the necessary clearance to deal in the above securities has been obtained.

ENDS

Contact

James Wellsted

SVP Investor Relations

Sibanye Gold Limited

+27 83 453 4014

james.wellsted@sibanyegold.co.za

Sponsor: J.P. Morgan Equities South Africa Proprietary Ltd

Forward-looking Statements

This announcement includes “forward-looking statements” within the meaning of the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “target”, “will”, “forecast”, “expect”, “potential”, “intend”, “estimate”, “anticipate”, “can” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. The forward-looking statements set out in this announcement involve a number of known and unknown risks, uncertainties and other factors, many of which are difficult to predict and generally beyond the control of Sibanye, that could cause Sibanye’s actual results and outcomes to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this announcement. Sibanye undertakes no obligation to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this announcement or to reflect the occurrence of unanticipated events, save as required by applicable law.

Each of the Underwriters are acting exclusively for the Group and no one else in connection with the Rights Offer. They will not regard any other person (whether or not a recipient of this announcement) as their respective clients in relation to the Rights Offer and will not be responsible to anyone other than the Group for providing the protections afforded to their respective clients nor for giving advice in relation to the Rights Offer or any transaction or arrangement referred to herein.

No representation or warranty, express or implied, is made by any of the Underwriters as to the accuracy, completeness or verification of the information set forth in this announcement, and nothing contained in this announcement is, or shall be relied upon as, a promise or representation in this respect, whether as to the past or the future. None of the Underwriters assumes any responsibility for the accuracy, completeness or verification of the information set forth in this announcement and, accordingly, disclaim each of the Underwriters, to the fullest extent permitted by applicable law, any and all liability which they might otherwise be found to have in respect of this announcement or any such statement.

Prospectus; No Offer or Solicitation

Sibanye has filed a registration statement (including a prospectus) and prospectus supplement with the Securities and Exchange Commission (“SEC”) relating to Sibanye’s rights offering. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents Sibanye will file and has filed with the SEC for more complete information about Sibanye and the rights offering. You may get these documents, when available, for free by visiting EDGAR on the SEC web site at www.sec.gov or by visiting Sibanye’s website at www.sibanyegold.co.za. Alternatively, Sibanye, any Underwriter or any dealer participating in the Rights Offer will arrange to send you the registration statement, prospectus and prospectus supplement, when available, if you request it by calling toll-free (800) 322-2885 or by e-mailing rightsoffer@mackenziepartners.com. This announcement is for informational purposes only and does not constitute: (i) an offer to sell, or a solicitation of offers to purchase or subscribe for, securities in the United States or any other jurisdiction; or (ii) investment advice in any jurisdiction relating to the securities discussed herein.